    EXHIBIT 5.1

October 26, 2000

Board of Directors
Bioject Medical Technologies, Inc.
7620 S.W. Bridgeport Road
Portland, Oregon 97224

    We have acted as counsel for Bioject Medical Technologies, Inc., (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the issuance of 150,000 shares of common stock (the "Shares") of the Company pursuant to the Company's 2000 Employee Stock Purchase Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

    Based on the foregoing, it is our opinion that:

  1.
  The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

  2.
  The Shares have been duly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      STOEL RIVES LLP